Exhibit 99.2

[Letterhead of Goldman Sachs & Co.]

September 18, 2014

Board of Directors

Covidien plc

20 Lower Hatch Street

Dublin 2

Ireland

Re:	Amendment No. 2 to Registration Statement on Form S-4 of Medtronic Holdings Limited (File No. 333-197406) (the “Registration Statement”)

Lady and Gentlemen:

Reference is made to our opinion letter, dated June 15, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Medtronic, Inc. (“Medtronic”) and its affiliates) of the outstanding ordinary shares, par value $0.20 per share, of Covidien plc (the “Company”) of the scheme consideration (as defined in the Registration Statement) pursuant to the Transaction Agreement, dated as of June 15, 2014, among Medtronic, Kalani I Limited, Makani II Limited, Aviation Acquisition Co., Inc., Aviation Merger Sub, LLC and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement relating to the proposed transaction described in the Proxy Statement/Prospectus included in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Covidien’s Financial Advisor”; “Summary—Recommendation of the Covidien Board of Directors and Covidien’s Reasons for the Transaction”; “The Transaction—Background of the Transaction”; “The Transaction—Recommendation of the Covidien Board of Directors and Covidien’s Reasons for the Transaction”; “The Transaction—Opinion of Covidien’s Financial Advisor”; and “The Transaction Agreement—Representations and Warranties”; and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent,

Board of Directors

Covidien plc

September 18, 2014

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we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)